UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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lululemon athletica inc.
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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2015
TO OUR STOCKHOLDERS:
Notice is hereby given that the 2015 Annual Meeting of the stockholders, or the Annual Meeting, of lululemon athletica inc., a Delaware corporation, will be held on June 3, 2015, at 12:00 PM, local time, in the Cheakamus Room at the Fairmont Waterfront Hotel, located at 900 Canada Place Way, Vancouver, British Columbia, for the following purposes:
1. To elect four Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.
3. To vote on a stockholder proposal, if properly presented at the meeting.
4. To transact such other business as may properly come before the meeting.
Our board of directors recommends that you vote "FOR":

•	Proposal No. 1 (the election to our board of directors of the four nominees named in this proxy statement); and

•	Proposal No. 2 (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.
Our board of directors recommends that you vote "AGAINST":

•	Proposal No. 3 (the stockholder proposal).
Other Information
At the 2011 Annual Meeting of stockholders, our stockholders had the opportunity, on a non-binding advisory basis, to inform us on how often stockholders wish to include a "say-on-pay" proposal in our proxy statement. The voting results showed significant support by stockholders for a "say-on-pay" vote every three years. Accordingly, we held a stockholder advisory vote on executive compensation at our 2014 Annual Meeting of stockholders. Our next "say-on-pay" vote will be held at our 2017 Annual Meeting of stockholders.
Stockholders of record at the close of business on April 15, 2015 are entitled to notice of, and to vote, at the 2015 Annual Meeting and any adjournment or postponement thereof. In accordance with our bylaws, a list of those stockholders entitled to vote at the 2015 Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Corporate Secretary, lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia, beginning April 23, 2015. The list will also be available at the Annual Meeting.
We are pleased to continue using the Securities and Exchange Commission's "Notice and Access" delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders' receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 23, 2015, we intend to mail to our stockholders of record as of April 15, 2015 a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and Annual Report to Stockholders for the fiscal year ended February 1, 2015. This Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 15, 2015, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership for this purpose. Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

By order of the Board of Directors,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer
Vancouver, British Columbia
April 17, 2015

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JUNE 3, 2015
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the 2015 Annual Meeting of stockholders to be held on Wednesday, June 3, 2015, at 12:00 PM, local time, in the Cheakamus Room at the Fairmont Waterfront Hotel, located at 900 Canada Place Way, Vancouver, British Columbia, and at any adjournment or postponement thereof. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended February 1, 2015, to stockholders on approximately April 23, 2015.
Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
In this proxy statement, we refer to lululemon athletica inc. as lululemon, we, us or the company.
Internet Availability of Annual Meeting Materials
Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.
We intend to mail the Notice on or about April 23, 2015 to all stockholders of record entitled to vote at the Annual Meeting.
Who May Vote
Only holders of record of our common stock and holders of record of our special voting stock, at the close of business on April 15, 2015, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 132,154,220 shares of common stock and 9,832,541 shares of special voting stock were issued and outstanding. Each share of common stock is entitled to one vote at the Annual Meeting and each share of special voting stock is entitled to one vote at the Annual Meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the Annual Meeting; accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "Common Stock."
What Constitutes a Quorum
Stockholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.
Vote Required
Proposal No. 1: Under applicable law and our current bylaws, the four director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.
Proposal No. 2: The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal No. 3: Under our current bylaws, the approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted "FOR" Proposals No. 1 and 2 and "AGAINST" Proposal No. 3.
It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this proxy statement that you may use to instruct your bank or brokerage firm how to vote your shares.
Voting on the Internet
You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet even if you plan to attend the Annual Meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.
Voting by Telephone
You may be able to vote by telephone. If so, instructions are included with your Notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and confirmation of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.
Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Householding
The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this proxy statement, together with our Annual Report for the fiscal year ended February 1, 2015, or fiscal 2014, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2014 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses.

We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2014 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, Computershare Trust Company, N.A., will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. In addition, we have retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500 plus reasonable out-of-pocket expenses. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors currently consisting of four Class I directors, four Class II directors, and three Class III directors, who will serve until the Annual Meetings of stockholders to be held in 2017, 2015 and 2016, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. At each Annual Meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the Annual Meeting dates.
The term of the Class II directors will expire on the date of the upcoming Annual Meeting. Accordingly, four people are to be elected to serve as Class II directors of our board of directors at the Annual Meeting. Based on all information available to the Nominating and Governance Committee of our board of directors and relevant considerations, including the guidelines, criteria and procedures for identifying and evaluating candidates for election to the board of directors set forth in our "Guidelines for Evaluating Director Candidates," the Nominating and Governance Committee selected Steven J. Collins, Martha A.M. Morfitt, Rhoda M. Pitcher and Emily White, the current Class II members of our board of directors, as the candidates who, in the view of the Nominating and Governance Committee, are most suited for membership on our board of directors at this time. Accordingly, the Nominating and Governance Committee recommended Mr. Collins, Ms. Morfitt, Ms. Pitcher and Ms. White as nominees for election to the four Class II positions. Our board considered the recommendation of the Nominating and Governance Committee, as well as all information available to it and other relevant considerations, and has nominated for election by the stockholders to the Class II positions Mr. Collins, Ms. Morfitt, Ms. Pitcher, and Ms. White. If elected, Mr. Collins, Ms. Morfitt, Ms. Pitcher, and Ms. White will serve as Class II directors until our Annual Meeting of stockholders in 2018 and until their successors are duly elected and qualified or until their earlier resignation or removal.
Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Unless authority to do so is withheld, the persons named as proxies will vote "FOR" the election of the nominees listed above.
The following table sets forth the name and age of each director and director nominee, the positions and offices held by each director and the period during which the director has served as a director of lululemon.

Name	Age	Occupation	Director Since
Class I Directors whose terms expire at the 2017 Annual Meeting
Michael Casey	69	Starbucks Corporation, Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2007
RoAnn Costin	62	President of Wilderness Point Investments	2007
David M. Mussafer	51	Managing Partner, Advent International Corporation	2014
Laurent Potdevin	48	Chief Executive Officer	2014

Class II Directors whose terms expire at the 2015 Annual Meeting
Steven J. Collins	45	Managing Director, Advent International Corporation	2014
Martha A.M. Morfitt	57	Principal of River Rock Partners Inc.	2008
Rhoda M. Pitcher	60	Managing Partner of Rhoda M Pitcher Inc.	2005
Emily White	36	Former Chief Operating Officer of Snapchat, Inc.	2011

Class III Directors whose terms expire at the 2016 Annual Meeting
Robert Bensoussan	56	Director, Sirius Equity LLP	2013
William H. Glenn	58	President and Chief Executive Officer of American Express Global Business Travel	2012
Thomas G. Stemberg	66	Managing Partner of Highland Consumer Fund	2005
Director Nominees
Background information on each of Steven J. Collins, Martha A.M. Morfitt, Rhoda M. Pitcher, and Emily White, the four Class II nominees, appears under "Corporate Governance — Our Board of Directors".

Vote Required and Board Recommendation
If a quorum is present and voting, the four nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the vote.
Our board of directors unanimously recommends a vote "FOR" the election of the four Class II director nominees, named above. Unless authority to do so is withheld, the persons named as proxies will vote FOR the election of these four Class II director nominees to hold office as directors until the 2018 Annual Meeting of stockholders, and until their successors are elected and qualified or until their earlier resignation or removal.

CORPORATE GOVERNANCE
Our Board of Directors
The following is brief description of each nominee who is currently a member of the board of directors and each director of lululemon whose term of office will continue after the Annual Meeting:
Class II Director Nominees for Election at the 2015 Annual Meeting of Stockholders
Steven J. Collins has been a member of our board of directors since September 2014. Mr. Collins is a Managing Director at Advent International Corporation ("Advent") and joined Advent in 1995 as an associate focusing on buyout and growth equity investments and rejoined Advent in 2000 after business school. Mr. Collins is a member of the board of directors Kirkland's, Inc., a publicly traded specialty retailer of home décor and several private companies. He was a member of the board of directors of Five Below Inc., a publicly traded specialty retailer of pre-teen and teen merchandise from 2010 until March 2015. Mr. Collins received a BA and BS in economics, with honors, from the University of Pennsylvania's Wharton School and an MBA from Harvard School of Business. Mr. Collins was appointed to the board of directors in connection with a support agreement which gives Advent a continuing right to nominate two designees to the board of directors and the opportunity to have one of its designees serve as a co-Chairman of the Board. Our board of directors believes his experience enables him to provide valuable insights to the board of directors regarding management, accounting and financial matters as well as the relationship between the board of directors and stockholders.
Martha A.M. (Marti) Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the CEO of Airborne, Inc. from October 2009 to March 2012. She served as the President and CEO of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was Chief Operating Officer of CNS, Inc. Ms. Morfitt currently serves on the boards of directors of Graco, Inc., a publicly-traded fluid handling systems and components company, and Life Time Fitness, Inc., a publicly-traded operator of fitness and athletic centers. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience, and years of leading and managing branded consumer business operations and strategic planning.
Rhoda M. Pitcher has been a member of our board of directors since December 2005. Since 1996 she has served as Managing Partner of Rhoda M Pitcher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Master's degree in Organization Development from University Associates. Our board of directors selected Ms. Pitcher to serve as director because she has extensive experience in management consulting, culture development and strategic planning. Our board of directors believes her considerable knowledge of our business gained from more than nine years as a director of lululemon makes her well suited to provide advice with respect to our strategic plans, culture and marketing programs.
Emily White has been a member of our board of directors since November 2011. She was the Chief Operating Officer of Snapchat, Inc., a photo messaging application, from January 2014 to March 2015. Prior to joining Snapchat, Ms. White was at Facebook Inc., a social networking company, from 2010 to 2013 where she held several key roles including Director of Local Business Operations, Director of Mobile Business Operations and Director of Business Operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online Sales and Operations, Asia Pacific & Latin America business and the Emerging Business channel. She currently serves on the board of directors of the National Center for Women in IT, a non-profit coalition working to increase the participation of girls and women in computing and IT. She received a BA in Art History from Vanderbilt University. Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.

Class III Directors Continuing in Office until the 2016 Annual Meeting of Stockholders
Robert Bensoussan has been a member of our board of directors since January 2013. Since 2008, Mr. Bensoussan has been a Director and the majority owner of Sirius Equity LLP, a UK company that invests in retail and brands based in the UK and Europe. From 2008 to 2012, Mr. Bensoussan served as Executive Chairman and CEO of LK Bennett, a UK fashion retailer, and has acted as non-Executive Chairman since 2012, and he has served as non-Executive Chairman of feelunique.com (UK) since December 2012. From 2001 to 2007, Mr. Bensoussan was CEO of Jimmy Choo Ltd, a privately held UK luxury shoe wholesaler and retailer and was also a member of the Board of Jimmy Choo Ltd from 2001 to 2011. Mr. Bensoussan serves on the boards of directors of Inter Parfums Inc., a publicly-traded manufacturer of fragrances and fragrance-related products, Celio International (Belgium), a retailer of men's clothing, Zen Cars (Belgium), an electric car rental company, Aurenis (France) a part-works publisher, and L.K.Bennett (London), a retailer of women's clothing and shoes. Our board of directors selected Mr. Bensoussan to serve as director because he has extensive executive management and director experience in the apparel, accessories and fragrances industry. The board believes his experience as chief executive officer and director of international branded luxury goods operations will provide unique insight and vision to our board of directors.
William H. Glenn has been a member of our board of directors since December 2012. Mr. Glenn has been President and Chief Executive Officer of American Express Global Business Travel, ranked as the top provider in corporate travel, since 2014. Prior to his current role, Mr. Glenn served in several leadership positions with American Express Company (NYSE: AXP) including President of Global Merchant Services and was named an executive officer of American Express Company in 2008. Mr. Glenn led the American Express Company's efforts to expand Card acceptance in new categories such as business-to-business transactions and quick service restaurants. He also founded American Express Business Insights, the analytical and consulting organization within the company. Before he joined American Express, Mr. Glenn served as President of Pepsi-Cola North America's Food Service Division overseeing sales, marketing, operations, customer service and finance for the unit. Mr. Glenn began his career at Procter & Gamble and holds a BA and MBA from Lehigh University. He also serves on the Executive Committee of the World Travel and Tourism Council. Our board of directors selected Mr. Glenn to serve as director because he has extensive experience in managing retail-focused industry operations, including sales, marketing, operations, customer service, finance and strategic planning. The board believes his experience in worldwide operations, pricing, marketing and strategy allows him to provide significant insight to our board of directors.
Thomas G. Stemberg has been a member of our board of directors since December 2005. Since March 2007, he has been the managing partner of Highland Consumer Fund, a venture capital firm. From February 2005 until March 2007, he was a venture partner with Highland Capital Partners. Mr. Stemberg co-founded Staples, Inc., an office supplies retailer, serving as the chairman of its board of directors from 1988 to 2005, and as its CEO from 1986 until 2002. He served on the board of PETsMART, Inc., a retailer of pet supplies and products from April 1998 until March 2015. He serves on the boards of directors of CarMax, Inc., a publicly-traded retailer of used cars, Guitar Center, Inc., a retailer of musical instruments, and City Sports, Inc., a regional specialty sporting goods retailer of footwear, equipment and apparel. He received an AB in Physical Science from Harvard University, and an MBA from the Harvard Business school. Our board of directors selected Mr. Stemberg to serve as director because of his extensive experience in managing and directing retail industry operations, public company corporate governance and executive compensation. Our board of directors believes his extensive experience in a variety of leadership roles of retail companies allows him to provide significant insight and expertise to our board of directors.
Class I Directors Continuing in Office until the 2017 Annual Meeting of Stockholders
Michael Casey has been a member of our board of directors since October 2007 and began serving as Co-Chairman of the Board in 2014. He retired from Starbucks Corporation in October 2007, where he had served as Senior Vice President and CFO from August 1995 to September 1997, and Executive Vice President, CFO and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was Executive Vice President and CFO for Family Restaurant, Inc. and President and CEO of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc from January 2001 to May 2012. Mr. Casey graduated from Harvard College with an A.B. degree in Economics and Harvard Business School with an MBA degree. Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning and public company corporate governance. The Board believes his service on executive, audit and compensation committees of other companies allows him to provide significant insight to our board of directors.
RoAnn Costin has been a member of our board of directors since March 2007. Ms. Costin has served as the President of Wilderness Point Investments, a financial investment firm, since 2005. From 1992 until 2005, Ms. Costin served as the President of Reservoir Capital Management, Inc., an investment advisory firm. Ms. Costin also sits on the board of City Sports, Inc. a regional specialty sporting goods retailer of footwear, equipment and apparel. She co-founded Paola Quadretti Worldwide, a women's made-to-measure clothing company and served on the boards of OLLY Shoes, a retailer of children's shoes and accessories, Alvin Valley Holdings, Inc., a retailer of designer women's clothing, and Toys R' Us. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. Our board of directors selected Ms. Costin to serve as director because she has extensive experience in corporate finance and strategic planning. Our board of directors believes her extensive management experience with respect to both public and private companies allows her to provide our board of directors with significant insight on the retail industry.
David M. Mussafer has been a member of our board of directors since September 2014 and serves as co-Chairman of the Board. Mr. Mussafer is currently a Managing Partner at Advent International Corporation ("Advent") and is responsible for Advent's North American private equity operations. Mr. Mussafer joined Advent in 1990, has been a principal of the firm since 1993, and is a member of Advent's executive committee and board of directors. Mr. Mussafer is a member of the board of Five Below, Inc., a publicly-traded specialty retailer of pre-teen and teen merchandise; Vantiv, Inc., a publicly-traded payment processing and technology solutions provider and several private companies. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Mussafer was appointed to the board of directors in connection with a support agreement which gives Advent a continuing right to nominate two designees to the board of directors and the opportunity to have one of its designees serve as a co-Chairman of the Board. Our board of directors believes his extensive experience enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and stockholders.
Laurent Potdevin was appointed as our Chief Executive Officer and a member of our board of directors in December 2013, and has served in those roles since January 2014. Mr. Potdevin previously worked at Toms Shoes, a socially-conscious shoe company, where he served as President from May 2011 to December 2013. From 1995 to 2010, he worked at Burton Snowboards, the world's largest and premier snowboarding company, serving in various capacities including as President and CEO from 2005 to 2010. Prior to joining Burton Snowboards, Mr. Potdevin worked at Louis Vuitton and LVMH. Mr. Potdevin received degrees from Ecole Superieure des Sciences Economiques et Commerciales, in France, and the Engineering School, Ecole Polytechnique Federale de Lausanne, in Switzerland. Our board of directors selected Mr. Potdevin because of his extensive experience at premium, technical athletic apparel and lifestyle-centric retail companies, and deep understanding of the importance of top-quality technical design, retail marketing strategies, and the power of building a strong brand.
Independence of the Board
Pursuant to the listing standards of The Nasdaq Stock Market, or Nasdaq, a majority of the members of our board of directors must qualify as "independent" within the meaning of Nasdaq Rule 5605, as affirmatively determined by our board of directors. Our board of directors consults with our outside legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the Nasdaq listing standards in effect at the time of the determination.
Consistent with these considerations, after review of all relevant transactions or relationships between each director and director nominee, or any of his or her family members, and lululemon, our senior management and our independent auditors, our board of directors has affirmatively determined that the following 10 directors and director nominees are independent directors within the meaning of the applicable Nasdaq listing standards: Robert Bensoussan, Michael Casey, Steven J. Collins, RoAnn Costin, William H. Glenn, Martha A.M. Morfitt, David M. Mussafer, Rhoda M. Pitcher, Thomas G. Stemberg, and Emily White. In making this determination, our board of directors found that none of these directors and director nominees had a material or other disqualifying relationship with the company. Laurent Potdevin, our Chief Executive Officer, is not an independent director by virtue of his current employment with lululemon.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com. Our board of directors held 10 meetings of the full board of directors during fiscal 2014. Each of the standing committees of our board of directors held the number of meetings indicated below. During fiscal 2014, each of our directors attended at least 75% of the total number of meetings of our board of directors, except Mr. Bensoussan, and all of the committees of our board of directors on which such director served during that period. Directors are encouraged to attend our Annual Meetings of stockholders. All of our directors attended the 2014 Annual Meeting of stockholders.

The following table sets forth the three standing committees of our board of directors, the members of each committee during fiscal 2014 and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Governance
Robert Bensoussan	Member		Member
Michael Casey	Member		Member
Steven J. Collins		Member
RoAnn Costin		Member
William H. Glenn	Member
Martha A.M. Morfitt	Chair
David M. Mussafer			Member
Rhoda M. Pitcher		Member	Chair
Thomas G. Stemberg		Chair	Member
Emily White		Member
Number of meetings in fiscal 2014	4	6	7
Audit Committee
The Audit Committee is appointed by our board of directors to assist it in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and audits of our financial statements. The Audit Committee's primary duties and responsibilities include:

•
Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing lululemon's risk assessment and risk management policies, procedures and practices;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing lululemon's Code of Business Conduct and Ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.
The current members of the Audit Committee are Robert Bensoussan, Michael Casey, William H. Glenn, and Martha A.M. Morfitt (Chairperson). Our board of directors has determined that each of the members of the Audit Committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey, Mr. Glenn and Ms. Morfitt qualify as "audit committee financial experts" under the rules of the SEC.
Compensation Committee
The Compensation Committee has been delegated authority by our board of directors to oversee all significant aspects of lululemon's compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of all of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to our board of directors new executive compensation programs; and

•	Reviewing and recommending to our board of directors proposed changes in director compensation.

The current members of the Compensation Committee are Steven J. Collins, RoAnn Costin, Rhoda M. Pitcher, Thomas G. Stemberg (Chairperson), and Emily White. Our board of directors has determined that each of the members of the Compensation Committee is "independent" for purposes of the Nasdaq listing standards.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company as well as identifying individuals qualified to become members of our board of directors or any of its committees, recommending nominees for election as directors at each stockholder meeting at which directors are to be elected, and recommending candidates to fill any vacancies on our board of directors or any of its committees. The current members of the Nominating and Governance Committee are Robert Bensoussan, Michael Casey, David M. Mussafer, Rhoda M. Pitcher (Chairperson), and Thomas G. Stemberg. Our board of directors has determined that each of the members of the Nominating and Governance Committee is "independent" for purposes of the Nasdaq listing standards.
Director Nominations
The Nominating and Governance Committee considers recommendations for nominees from directors, officers, employees, stockholders, and others based upon each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to our board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our board of directors, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on our board of directors would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, our board of directors does not believe the subjective and varying nature of this nomination process lend itself to a formal policy or fixed rules with respect to the diversity of our board of directors.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our board of directors at an Annual Meeting of stockholders must do so in accordance with the procedures set forth in "Stockholder Proposals to be Presented at the 2016 Annual Meeting of Stockholders" section of this proxy statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates," which is available on our website at www.lululemon.com.
Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes that the classified board structure has served lululemon and our stockholders well and continues to benefit our stockholders.
Our board of directors and its current governance structure has overseen a sustained period of strong performance. Our commitment to the value and reputation of the lululemon athletica and ivivva athletica brands, the concentrated efforts of our board of directors, and the constant focus on our mission and core values have produced strong financial performance over time. We believe that continuity in membership of our board of directors has assisted in consistent application of our heritage of combining performance and style to achieve our goals.
Our board of directors believes that a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term stockholder value. With three-year terms, directors develop a deeper understanding of our business, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of stockholders. Electing directors to three-year terms also enhances the independence of non-employee directors. The longer term reduces the influence of special interest groups or significant stockholders who may have agendas contrary to the majority of stockholders and lululemon's own long-term goals.
Our stockholders have repeatedly and consistently registered their approval of the decision making of our board of directors. They have also registered their approval of the board of directors in the last three elections. Similarly, at our 2014 Annual Meeting, stockholders expressed substantial support for the compensation of our named executive officers (including our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers), with approximately 99% of the votes cast on the proposal voting for approval.
In addition, our board of directors intends that the classified board structure be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only one-third of the directors are elected at any Annual Meeting, a majority of the board of directors cannot be replaced at a single Annual Meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing stockholder value, to protect stockholders against abusive tactics during a takeover process, and to negotiate the best terms for all stockholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, the board of directors' power to deal with proposals it believes are unfair to lululemon's stockholders or inadequate would be significantly reduced.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect stockholders' interests through independent oversight of management, including the Chief Executive Officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of Co-Chairmen of the Board and Chief Executive Officer are held by separate persons because our board of directors has determined that this structure aids in the oversight of management and is in the best interests of our company and our stockholders at this point in time. Michael Casey and David M. Mussafer currently serve as Co-Chairmen of the Board.

Board Nomination Rights
Under the terms and subject to certain conditions of a support agreement with the company, Dennis J. Wilson and Advent International Corporation, Advent has a continuing right to nominate (i) two designees to the board of directors for so long as Advent beneficially owns at least 10.0% of our voting securities or (ii) one designee to the board of directors for so long as Advent beneficially owns at least 6.75% (but less than 10.0%) of our voting securities. Further, for so long as Advent beneficially owns at least 6.75% of our voting securities, one of its nominees will have the opportunity to serve as a Co-Chairman of the Board and at least one of its nominees will have the opportunity to join each of the committees of the board of directors (subject to independence and other applicable requirements). Mr. Mussafer and Mr. Collins were appointed to the board of directors, and Mr. Mussafer was appointed as Co-Chairman of the Board, in connection with Advent's nomination rights.

In addition, under the terms and subject to certain conditions of the support agreement, Mr. Wilson has a continuing right to nominate one designee to the board of directors for so long as he beneficially owns at least 8.0% of our voting securities.

Communications with Directors
Stockholders may communicate with members of our board of directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Facsimile: (604) 874-6124
Email: investors@lululemon.com
The Corporate Secretary will, as appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
2014 "Say-on-Pay" Advisory Vote on Executive Compensation
We provided stockholders a "say-on-pay" advisory vote on our executive compensation at our 2014 Annual Meeting under Section 14A of the Securities Exchange Act of 1934, as amended. At our 2014 Annual Meeting, stockholders expressed substantial support for the compensation of our named executive officers (which term includes our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 99% of the votes cast on the proposal voting for approval of the "say-on-pay" advisory vote on executive compensation. Based upon the 2011 "say-on-frequency" advisory vote in which a majority of our voting stockholders approved an advisory vote on "say-on-pay" every three years, our next "say-on-pay" advisory vote on executive compensation will be held at our 2017 Annual Meeting of stockholders.
The Compensation Committee considered the results of the 2014 "say-on-pay" advisory votes following the 2014 Annual Meeting. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in the Compensation Discussion and Analysis, including the Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee's independent consultant and a review of market practices for a comparative group of peers. While each of these factors bore weight on the Compensation Committee's decisions regarding the compensation arrangements of our named executive officers, the Compensation Committee did not make any changes to our executive compensation policies and practices as a direct result of the 2014 "say-on-pay" advisory vote.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company's assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the Audit Committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our Chief Executive Officer, our risk and compliance team and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the company's policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full board of directors on a regular basis (not less than annually) and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.
On a periodic basis (not less than annually), the Compensation Committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The Compensation Committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.
Compensation Committee Interlocks and Insider Participation
The five current members of the Compensation Committee, Steven J. Collins, RoAnn Costin, Rhoda M. Pitcher, Thomas G. Stemberg (Chairperson), and Emily White, have never served as one of our officers or employees. None of our executive officers currently serve, or in fiscal 2014 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
Director and Officer Stock Ownership Guidelines
In June 2008, we adopted our director and officer stock ownership guidelines due to our belief that our non-employee directors and certain of our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer, director, and stockholder interests and to encourage a long-term perspective in our management. Accordingly, our Nominating and Governance Committee adopted formal stock ownership guidelines, as amended, as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-employee directors	5 x Annual Retainer Compensation
Chief Executive Officer	6 x Base Salary
Other executive officers reporting to Chief Executive Officer	3 x Base Salary
 Our non-employee directors are encouraged to comply with the guidelines five years after their date of appointment or election.
Executive Officers
We designate persons serving in the following positions as our "executive officers": our chief executive officer, our chief financial officer, our chief product officer, and our executive vice presidents who are in charge of a principal unit of our business, or perform a policy-making function for us. Our executive officers and their ages as of April 23, 2015 were as follows:

Name	Age	Position	Officer Since
Laurent Potdevin	48	Chief Executive Officer	2014
Stuart Haselden(1)	45	Chief Financial Officer	2015
Tara Poseley	49	Chief Product Officer	2013
Delaney Schweitzer	43	Executive Vice President, Global Retail	2010
Scott Stump	48	Executive Vice President, Community and Brand	2014
_________

(1)
Mr. Haselden commenced employment as our Chief Financial Officer effective February 2, 2015. Our former Chief Financial Officer, John Currie, retired effective as of February 1, 2015, and continued in an advisory capacity through March 2015.

Laurent Potdevin's biographical summary is included under "Corporate Governance — Our Board of Directors."
Stuart Haselden has served as our Chief Financial Officer since February 2015. Mr. Haselden's career spans 15 years of executive leadership at global apparel retailers, including J. Crew Group, Inc. and Saks Incorporated. In additional to his extensive financial management experience, his proven strengths include driving strategy, international growth, and shareholder value. Most recently, Mr. Haselden served as Chief Financial Officer and Executive Vice President of J. Crew since May 15, 2012 and also served as its Principal Accounting Officer. From 2009 to 2012, Mr. Haselden served as J. Crew's Senior Vice President of Finance and Treasurer, and served as Vice President of Financial Planning & Analysis from 2006 to 2009. Before joining J. Crew, Mr. Haselden served as the Vice President of Strategic Planning for Saks Incorporated where he held a variety of positions from 1999 to 2005. Mr. Haselden also serves on the advisory board of the School of Human Sciences at Auburn University.
Tara Poseley has served as our Chief Product Officer since November 2013. Prior to joining lululemon, she served as President of Kmart Apparel, a multi-channel, multi-category business with several billion in revenue, at which she was responsible for the revitalization of Kmart Apparel and the launch of several new product collections to attract a younger and multi-cultural customer. Previously, she held the position of Interim President at Bebe Stores, Inc, President of Disney Stores North America (The Children's

Place), and CEO of Design Within Reach (DWR). Ms. Poseley also held a range of senior merchandising and design management positions during her 15 year tenure at Gap Inc.
Delaney Schweitzer has served as our Executive Vice President, Global Retail since October 2014. Ms. Schweitzer began her career at lululemon in 2002. As one of the company's pioneers, Ms. Schweitzer helped grow the company from one store in Canada to 302 total stores at the end of fiscal 2014. Since her days as a lululemon educator, then store manager, Ms. Schweitzer has served in various capacities within lululemon, including Director of Training and Culture, Director of Original Intent and Executive Vice President, Retail Operations North America. She currently holds the position of Executive Vice President, Global Retail, and is responsible for overseeing the company's store operations including directing the area managers and regional managers, store design, overseeing strategic sales and managing the store operations team. Prior to joining lululemon, Ms. Schweitzer spent 10 years in the hospitality industry as a general manager. She is a graduate of the Executive Advanced Management Program at Harvard Business School.
Scott (Duke) Stump has served as our Executive Vice President, Community and Brand since November 2014. Prior to joining lululemon, Mr. Stump was the Principal and Chief Architect at the Northstar Manifesto, a company committed to helping others become "bonfire" brands, emphasizing the role that a business conscience can play in propelling brands further on the road to growth and sustainability, where he had been since 2008. He also served as the SVP Culture, Creative and Brand Innovation at Easton Sports from January 2011 to April 2014. Prior to 2008, Mr. Stump worked at Seventh Generation as the Chief Marketing Officer and spent over 15 years at Nike in various roles in brand, product and sales.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 31, 2016. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our stockholders.
Fees for Professional Services
The following table sets forth the aggregate fees billed to lululemon for the fiscal years ended February 1, 2015 and February 2, 2014 by PwC:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$750,262	$736,924
Audit-Related Fees(2)	$—	$12,636
Tax Fees(3)	$9,900	$25,273
All Other Fees(4)	$—	$—
 __________

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chairperson of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.
None of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
 Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

PROPOSAL NO. 3
STOCKHOLDER PROPOSAL
People for the Ethical Treatment of Animals ("PETA"), 1536 16th Street N.W., Washington, DC, 20036, claiming beneficial ownership of at least $2,000 worth of common stock, submitted the proposal and statement of support set forth below (which the company has reproduced as submitted and has not checked for accuracy):

RESOLVED, that given the cruel and inhumane treatment of birds used for down, the Board is strongly encouraged to enact a policy that will ensure that no down products are sold by Lululemon.

Statement of Support
Birds exploited for down are subjected to many different forms of abuse. Ducks and geese are sometimes plucked while alive-meaning that workers pin them down and yank fistfuls of feathers right out of their sensitive skin. The plucking is often so violent that it rips the delicate skin right open. The workers then sew up the gaping wounds using a needle and thread but no painkillers.
The down industry sometimes also supports the abysmally cruel foie gras industry, in which birds are force-fed via pipes shoved all the way down their throats two or three times a day, causing their livers to swell to up to 10 times their normal size. Foie gras producers are able to boost their profits by selling the feathers from these force-fed birds.
Undercover investigations have revealed that birds on factory farms are kept in extremely crowded and filthy conditions, are shipped to the slaughterhouse in open air trucks in all weather extremes, and are killed violently and painfully.
A Harris Interactive poll commissioned by PETA shows that the vast majority-80 percent-of outdoor sports enthusiasts are happy to choose products with synthetic insulation rather than duck or goose down and would shop at stores that don't offer any down products. The number rose to 88 percent after respondents were informed that down is sometimes obtained from birds who are force-fed for foie gras as well as from birds who are pinned down and have their feathers ripped out while they are still alive.
Claims of ethically sourced down cannot be substantiated because of the complicated down supply chain, a general lack of transparency, flaws in the auditing process, and misleading information from suppliers.
With today's modern synthetic technology, Lululemon can be innovative, distinctive, and highly competitive without using down.
By eliminating down from its offerings, Lululemon has the opportunity to prevent an enormous amount of suffering on the part of ducks and geese. Accordingly, we urge shareholders to support this ethically and economically responsible resolution.

FOR THE REASONS SET FORTH BELOW, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.
lululemon athletica inc. is a designer and retailer of technical athletic apparel. Since our inception, we have developed a distinctive corporate culture with a mission to produce products which create transformational experiences for people to live happy, healthy, fun lives. We promote a set of core values in our business, which include developing the highest quality products, operating with integrity, leading a balanced and fun life, and nurturing entrepreneurial spirit. Our board of directors believes you should vote against this proposal principally because, first, we are already taking steps designed to ensure we obtain our down from ethical and humane sources, and second, decisions about the use of materials in our products should be made by our management and design team rather than our board of directors or stockholders.
Sourcing sustainable raw materials is an important way that we can contribute in making a positive impact globally through our business. We have a Vendor Code of Ethics program with requirements that our partners agree to uphold. Our Vendor Code of Ethics outlines what we stand for when it comes to manufacturing: vendors are expected to uphold legal, humane, and ethical standards of production. We are committed to sourcing raw materials responsibly and working with partners who share our values, including the company that supplies our down. By 2016, we plan to have 100% of our down certified under the Responsible Down Standard (RDS), which is the latest third-party certification standard that can be applied to any waterfowl-based supply chain to help ensure humane treatment of animals.
In addition, our success depends in part on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands. If our management and design team are restricted in their ability to make business decisions regarding the use of materials in our products or the introduction of new products or novel technologies, we may be unable to continue to be a leader in technical athletic apparel innovation. The use of down or other materials is both an aesthetic and functional choice that is the essence of the business of an innovative designer and retailer of technical athletic apparel such as lululemon.

Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Our board of directors unanimously recommends a vote "AGAINST" this proposal for the reasons noted above.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control and report such risks.
The Audit Committee consists of four directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards. The Audit Committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed Statement on Auditing Standards No. 16, as amended (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP's audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that lululemon's audited financial statements be included in lululemom's Annual Report on Form 10-K for the fiscal year ended February 1, 2015.

AUDIT COMMITTEE

Martha A.M. Morfitt (Chairperson)
Robert Bensoussan
Michael Casey
William H. Glenn

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
Our Compensation Committee has adopted a compensation philosophy for our executive compensation program that has the following goals:

•	attract, retain and motivate the executive talent necessary to drive the achievement of lululemon's high performance retail business model and contribute to our company's success;

•	focus on pay-for-performance by linking a significant portion of executive pay to the achievement of short-term and long-term business objectives;

•
align the interest of executives and stockholders by delivering a significant component of executive pay through performance based equity compensation and through our executive share ownership guidelines; and

•	provide total compensation near the market median for achieving business goals with the ability for actual pay to reach the 75th percentile or above for substantially exceeding goals.
Role of the Compensation Committee in Executive Compensation
Our Compensation Committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels they believe are comparable with executives in other companies operating in the retail apparel and other related industries that are generally of similar size and scope of operations. The Compensation Committee is responsible for establishing target compensation opportunities for our executive officers, reviewing and approving our goals and objectives relating to the compensation of our executive officers, evaluating the performance of our executive officers in light of such goals and objectives, and determining the actual compensation levels, perquisites and other benefits of our executive officers based on this evaluation. The Compensation Committee is also charged with reviewing and recommending to our board of directors new or potential changes in executive compensation programs, evaluating our compensation policies and practices to determine whether they are properly coordinated and achieving their intended purposes, reviewing the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking and establishing and periodically reviewing policies for the administration of our executive compensation programs.
In connection with setting appropriate levels of compensation for our named executive officers, our Compensation Committee bases its decisions on the general business and industry knowledge of the members of the Compensation Committee, the performance evaluations, experience, responsibilities and potential of each individual, the recommendations of the Chief Executive Officer with respect to the other executive officers, the advice of its independent compensation consultant, as well as information provided to the Compensation Committee with respect to the compensation of similarly situated executives at other comparable companies, while also taking into account our absolute and relative performance and achievement of strategic goals.
Role of the Independent Compensation Consultant
The Compensation Committee has engaged Frederic W. Cook & Co., or FWC, as its independent compensation consultant. FWC reports directly to the Compensation Committee and attends Compensation Committee meetings as requested. Under the terms of its engagement, FWC is responsible for reviewing Compensation Committee agendas and supporting materials in advance of each meeting, providing to the Compensation Committee market data and recommendations regarding the compensation of the executive officers, advising our Compensation Committee on evolving trends and best practices in executive compensation and committee governance, assisting in the Compensation Committee's review and evaluation of our compensation policies and practices, and reviewing our Compensation Discussion and Analysis. FWC also provides independent advice to our Compensation Committee on director compensation. FWC, does not provide, and is prohibited from providing, other services to lululemon and our management. The Compensation Committee reviewed its relationship with FWC, considered FWC's independence and the existence of potential conflicts of interest, and determined that the engagement of FWC did not raise any conflict of interest. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors set forth in the SEC and Nasdaq rules regarding compensation committee advisor independence.
Role of Executive Officers in Executive Compensation
Our independent directors, under the direction of the Chairman of the Board, meet with our Chief Executive Officer at the beginning of the year to agree upon the Chief Executive Officer's performance objectives for the year. At the end of the year, the independent directors meet with the Chief Executive Officer to assess the Chief Executive Officer's performance taking into account his or her achievement of the objectives, contribution to the company's performance, ethics and integrity, and other leadership accomplishments. This evaluation is shared with the Chief Executive Officer by the Chairman of the Board and is used by the Compensation Committee in setting the Chief Executive Officer's compensation for the following year.
For the other executive officers, the Compensation Committee receives performance assessments and compensation recommendations from the Chief Executive Officer and also exercises its judgment based on the directors' interactions with the executive officers. As with the Chief Executive Officer, an executive officer's performance assessment is based on his or her achievement of objectives established between the executive officer and the Chief Executive Officer, contribution to the company's performance, ethics and integrity, and other leadership attributes and accomplishments.
Elements of Compensation
Our executive officer compensation consists of the following components:

Component	Purpose	How it Works
Base Salary	Provides steady cash flow during the course of the fiscal year.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.
Annual Cash Incentive	Rewards the achievement of financial, operational and strategic goals, and for the achievement of individual annual performance objectives.	Payable based on specified corporate and individual performance goals as established by our Compensation Committee under our executive bonus plan.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders.	Generally awarded in the form of performance-based restricted stock unit awards as well as options to purchase our common stock.
Other benefits (e.g., health benefits, life insurance)	Supports attracting and retaining top talent.	Provide benefits and limited perquisites that are generally consistent with those companies with which we compete for executive talent.
Our Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, our Compensation Committee takes into account the full compensation opportunity for each executive officer in determining total compensation.
Peer Group
At least annually, the Compensation Committee, with the assistance of FWC, conducts a review of the peer group used for executive compensation comparisons to ensure all peer companies remain appropriate for comparison purposes. In selecting peer companies, the Compensation Committee aims to identify companies with characteristics similar to ours: are in the retail apparel industry or another related industry, have a strong consumer brand, are highly profitable and fast growing, and are of a comparable size (based on revenue, operating income and market capitalization). Based on these criteria, the Compensation Committee utilized the following 17 peer companies for 2014 pay decisions:

2014 Peer Group:
Aeropostale	Chipotle Mexican Grill	Fossil	Netflix	Urban Outfitters
American Eagle Outfitters	Coach	Gildan Outdoor	Panera Bread
Buckle	Crocs	Joseph A. Bank	PVH
Burberry	Decker's Outdoor	Michael Kors Holdings	Under Armour
Following a review conducted in June 2014, the Compensation Committee modified the peer group to add Kate Spade to the 2015 peer group.
Base Salary
The base salary established for each of our executive officers is intended to reflect each individual's responsibilities, experience, historical performance and other discretionary factors deemed relevant by our Compensation Committee. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. In order to attract and retain qualified executives, base salaries are generally targeted near the market median of base salaries of similarly situated executives at the peer group companies. Base salaries for an executive officer may vary above or below median based on their performance, industry experience, and time in position.

In considering whether to adjust base salary from year to year, our Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	the relative value of the position within the organization;

•	any new responsibilities delegated to the executive officer during the year;

•	any contractual agreements with our executive officers; and

•	the competitive marketplace for executive talent, including a review of base salaries for comparable positions at other similarly situated companies.
With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee and our board of directors, and may be adjusted from time to time based on the results of this review. To support with this review, FWC prepares a report for the Compensation Committee annually that contains an assessment of the executive officers' compensation, including base salary, annual cash incentives, and equity-based incentives, relative to comparable positions at the peer group companies and to survey data as a secondary point of reference.
Annual Cash Incentives
Our board of directors has the authority to award annual cash performance bonuses to our executive officers. The annual performance bonuses are intended to compensate our executive officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses are designed to more immediately reward annual performance against key short-term performance metrics, as opposed to equity grants which reward the achievement of our long-term performance goals. We believe that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our executives to achieve our annual objectives.
Our Compensation Committee sets the target annual bonus levels for each of our executive officers as a percentage of his or her base salary. The payment of these cash bonuses is based on specified corporate and individual performance goals as established by our Compensation Committee under our executive bonus plan described below. Actual payouts of these cash bonuses may vary from 0% of the target bonus level for performance below a threshold determined by the Compensation Committee at the beginning of the fiscal year to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the Compensation Committee at the beginning of the fiscal year. The table below sets forth the annual target bonus levels, as a percentage of each executive officer's base salary, set by the Compensation Committee for fiscal 2014 for each of our executive officers included in the summary compensation table in this proxy statement, to whom we refer as "named executive officers":

Executive	2014 Target Bonus as a Percentage of Base Salary
Laurent Potdevin	150%
John Currie	75%
Tara Poseley	75%
Delaney Schweitzer	75%
Scott Stump(1)	n/a
_________

(1)
Mr. Stump commenced employment as our Executive Vice President, Community and Brand effective as of November 24, 2014 and was not eligible for a bonus for fiscal 2014. His target bonus for fiscal 2015 is 75% of salary.

The annual cash bonuses paid to our executive officers are paid under an executive bonus plan adopted by our board of directors in March 2011. The current executive bonus plan, which was approved by our stockholders at our 2011 Annual Meeting, is designed for our executive officers at the level of executive vice president and above, as well as other senior officers designated by the Compensation Committee or our board of directors, and is designed to ensure maximum tax deductibility for executive bonuses under Section 162(m) of the Code.

Under the executive bonus plan, no payouts are provided to participants unless the company achieves a minimum level of annual operating income. The executive bonus plan is funded at maximum if this level of operating income is achieved and the Committee uses an objectively determined process to reduce payouts from the maximum level.
For 2014, the objectively determined financial performance goals and objectively determined individual performance goals for executives were weighted such that 80% of the bonus was based on the achievement of company financial performance goals and 20% was based on the achievement of individual performance goals.
During the first quarter of each fiscal year, the Compensation Committee approves the company financial performance measures for the executive bonus plan participants and a range of potential payouts resulting from the achievement of each financial performance goal. The Compensation Committee also approves the relative weighting of each specific financial performance measure. Actual payouts under the executive bonus plan may range from 0% of the target bonus level for performance below a minimum threshold, to a maximum of 200% of the target bonus level for achieving or exceeding the maximum performance level for each measure. At the beginning of the year, the Compensation Committee discusses with management the top strategic priorities for the upcoming fiscal year. Based on this discussion, and to foster a one team approach, it is our practice to have one common goal which is used as each executive's individual performance goal. For 2014, this goal was total returns as a percentage of sales and represented 20% of each executive's bonus.
Following the completion of the fiscal year, our Compensation Committee reviews our performance relative to the achievement of our company and individual performance goals established at the beginning of the preceding fiscal year and each executive's individual performance and contribution to achieving those goals in order to determine the amount of bonus, if any, payable to our executive officers. In making its determination, the Compensation Committee may, in its discretion, make adjustments to the company and individual performance results to take into account any extraordinary, unusual or nonrecurring items, as determined by the Compensation Committee, occurring after the establishment of the performance goal. The Compensation Committee may, in its discretion, reduce but not increase the amount earned by an executive officer according to the plan. Subject to the discretion of the Compensation Committee, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.
In March 2015, the Compensation Committee determined that the minimum level of annual operating income needed to fund a bonus had been achieved. For fiscal 2014 this amount was set at operating income of $344,897,000. The Compensation Committee also reviewed actual performance against both the company's financial goals as well as the individual goals set at the start of the year and determined that no adjustments were deemed necessary to the results for annual incentive purposes.
As outlined below, the Compensation Committee then determined that the company's financial performance goals had been achieved on a weighted basis at 46.0% of target as outlined in the table below and that the individual performance goal, defined as total returns as a percentage of sales, was below threshold resulting in an overall bonus multiplier of 36.8% of target under the executive bonus plan for all eligible executives.

	Company Results (80% of total bonus)			Individual Results (20% of total bonus)
	Operating Income (40% Weight)	Revenue (30% Weight)	Gross Margin (30% Weight)	Total Returns as % Sales
Threshold	$370,000,000	$1,686,798,000	51.2%	13%
Target	$424,883,000	$1,874,220,000	52.6%	12%
Maximum	$497,564,000	$2,061,643,000	53.4%	11%
Actual 2014 Result	$376,033,000	$1,797,213,000	50.9%	14%
Executive Bonus Plan Result	55.5%	79.5%	—%	—%
Equity-Based Compensation
We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers' total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders. Additionally, we believe that equity-based awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we generally award equity-based compensation in the form of performance-based restricted stock unit awards as well as options to purchase our common stock. Our Compensation Committee believes performance-based restricted stock unit awards and stock options provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time measured by the achievement of our longer-term financial objectives and share price appreciation.
The Compensation Committee establishes a target annual equity award value for the executive officers based upon the annual review of officer compensation relative to the peer group companies, with a secondary check against compensation survey data, and an assessment of company-wide equity usage. The CEO provides a recommendation to the Committee for the actual equity award grant values for the other executive officers that may be within plus or minus twenty percent of the target based upon the review of each officer's performance. Generally, each executive officer is provided with an annual performance-based restricted stock unit award and a stock option grant based upon their position with us and their relevant prior performance. For fiscal 2014, the performance-based restricted stock unit awards generally represented 60% of the annual grant value provided to our executive officers and stock options represented the remaining 40%.
Our Compensation Committee determines the size, terms and conditions of performance-based restricted stock unit awards and option grants to our executive officers in accordance with the terms of the applicable plan. Equity grants made to our executive officers are approved by our Compensation Committee.
Performance-Based Restricted Stock Unit Awards. Each performance-based restricted stock unit represents a right to receive one share of our common stock on a specified settlement date if the performance-based restricted stock unit vests as a result of our attainment of a performance goal during a performance period. Each performance-based restricted stock unit award specifies the threshold, target and maximum number of performance-based restricted stock units that will vest at certain performance levels. The range of performance-based restricted stock units that can be earned under the 2014 awards varies from 0% of target for performance below threshold to 150% of target for performance at or above maximum.
The performance period and vesting period for our performance-based restricted stock unit awards generally consists of three fiscal years. For example, performance-based restricted stock units granted in fiscal 2014 will vest on the third anniversary of the grant date in fiscal 2017 depending on performance against the goals established by the Compensation Committee for the fiscal 2014 through fiscal 2016 performance period.
During the first quarter of the fiscal year, the Compensation Committee establishes the minimum, target, and maximum performance and payout levels for the performance-based restricted stock unit awards. For the performance-based restricted stock units granted in each of 2012, 2013 and 2014, the performance measure used to determine payout of the awards is three-year cumulative operating income. For purposes of the awards, operating income is defined as our income from operations excluding the effect (whether positive or negative) on the performance measures of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Compensation Committee, occurring after the establishment of the performance goals applicable to the performance award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to a performance award. The Compensation Committee believes the performance-based restricted stock unit goals that have been established require a significant level of growth in order to receive target, or any, payout. At the end of the performance period, the Compensation Committee reviews the results of the company's performance relative to the goals and approves the payout of the awards. For the performance-based restricted stock units awards granted in 2012 that covered the fiscal 2012 through 2014 performance period, our operating income resulted in a payout of 53.6% of the target performance-based restricted stock unit awards granted as outlined below. These shares generally vested on March 26, 2015.

2012 Award (2012-2014 Performance Cycle) 3-Year Cumulative Operating Income Goals			Actual 2012-2014 Cumulative Operating Income Performance
Threshold	Target	Maximum
$1,129,443,000	$1,328,757,000	$1,528,071,000	$1,143,830,000
Stock Options. The stock option grants generally vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive retention and to compensate our executive officers for their contribution over the long-term. Stock options only have value to the executive officers to the extent that, on the date they are exercised, the company's share price is higher than the exercise price. Due to historic volatility in our stock price, it has been our practice to grant half of the annual stock option grant in March and the rest in September. The options generally have a term of seven years and are granted with an exercise price equal to the closing price of our common stock on the date of grant.
Other Awards
In February 2014, our board of directors, upon the recommendation of the Compensation Committee, approved discretionary cash bonus awards to each of John Currie, who was serving as our Chief Financial Officer, and Delaney Schweitzer, our Executive Vice President, Global Retail, in the amount of CDN$100,000, as well as awards of stock options to acquire 10,000 shares of our common stock. This was in recognition of their significant contribution and expanded responsibilities during our Chief Executive Officer transition process.
Special, One-time Equity Awards in Restricted Share Units. During Fiscal 2014, our company was transitioning to a mostly new leadership team and was positioning itself for our next phase of growth and success. The Board determined that it was critical to have stability during this time, and to acknowledge the contributions of certain leaders. In September 2014, the Board provided a one-time special grant of restricted share units to Delaney Schweitzer, our Executive Vice President, Global Retail, and Tara Poseley, our Chief Product Officer, in the amount of $780,000 each, vesting over a three-year period at a rate of 25%, 25% and 50% on the first, second and third anniversaries of the date of grant, respectively.
Other Features of the Executive Compensation Program
Stock Ownership Guidelines
In June 2008, we adopted stock ownership guidelines due to our belief that our certain executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and stockholder interests and to encourage a long-term perspective. Accordingly, our Nominating and Governance Committee adopted formal stock ownership guidelines, as amended, as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Chief Executive Officer	6 x Base Salary
Other executive officers reporting to Chief Executive Officer	3 x Base Salary
 Certain executive officers that are subject to the guidelines are encouraged to comply with the guidelines by the later of April 2014 and five years after their date of hire, appointment or election.
Clawback Policy. In September 2010, the Compensation Committee approved the adoption of a Clawback Policy which applies to all incentive compensation paid or awarded to an executive officer on or after the date the policy was adopted. Under the policy, we may seek to recover all or part of any incentive compensation awarded or paid to executive officers in the event we determine that we must restate our financial results to correct an accounting error due to material noncompliance with any financial reporting requirements under the US federal securities law within three years from the first issuance of such financial results.

Other Benefits. Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits as outlined below:

Benefits	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓
Life and Disability Insurance	✓
Change in Control and Severance Plan	✓
Employee Stock Purchase Plan	Not offered
Deferred Compensation Plan	Not offered
Supplemental Executive Retirement Plan	Not offered
Employee Stock Ownership Plan	Not offered
Defined Benefit Pension Plan	Not offered
401(k) Plan	Not offered

Perquisites	Executive Officer Eligibility
Employee Discount	✓
Tax Preparation	✓
Relocation Assistance (Temporary housing, moving expenses, tax equalization)	✓
Supplemental Life Insurance	✓
Club Memberships	✓
Executive Medical	Not offered
Financial Counseling	Not offered
Automobile	Not offered
Personal Use of Company Aircraft	Not offered
Security Services	Not offered
The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the footnotes to such table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. A discussion and analysis of such benefits follows.

•
Relocation Package. Under limited circumstances, we provide certain relocation benefits to executive officers who relocate for work on our behalf, which helps facilitate the recruitment of talented and experienced executives. Mr. Potdevin, Ms. Poseley, and Mr. Stump relocated to Canada from the United States for purposes of working for us. Each of Mr. Potdevin, Ms. Poseley and Mr. Stump received tax preparation assistance, reimbursement of moving expenses and reimbursement of temporary housing expenses. Mr. Potdevin will also receive tax equalization payments for the two tax years ending December 31, 2014 and December 31, 2015 equal to, on an after tax basis, 100% and 70% respectively of the difference between the applicable Canadian and US tax rates.

•
Executive Life and Long-Term Disability Insurance. We provide life and long-term disability insurance to our named executive officers. We believe this is a standard benefit offered to executive-level management by comparable companies.

Employment Agreements and Severance Arrangements
We have entered into employment agreements with our named executive officers that provide them with certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance rights that are commercially competitive and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, the severance payments are contingent on the occurrence of certain termination (or constructive termination) events and are subject to the executive's compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release of claims. These severance arrangements are intended to provide the executives with a sense of security in making the commitment to dedicate his or her professional career to our success.

These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements with respect to our named executive officers are discussed in detail under the heading "Agreements with Named Executive Officers."
Risk Considerations in Determining Compensation
Our Compensation Committee annually reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. Following the risk evaluation, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.
Tax and Accounting Considerations Affecting Executive Compensation
We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is our Compensation Committee's general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that our Compensation Committee will always approve compensation that is tax advantageous for us or the executives.
Similarly, we endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.
Compensation changes for Fiscal 2015
The market for our senior executive talent is global and highly competitive, with the majority of our current executives recruited from US-based retailers. To provide a more relevant and consistent comparison to the competitive salaries provided to comparable executives within our peer group, which are denominated in US dollars, starting in fiscal 2015 the Compensation Committee has determined that the salaries of certain members of our senior executive team will be denominated and paid in US dollars.
Per his employment agreement with the Company, Mr. Potdevin's salary has been denominated in US dollars since he joined the company in January 2014, but paid in Canadian dollars based on the previous quarter's average exchange rate. Starting in fiscal 2015, Mr. Potdevin will be paid in US dollars.
Following its annual review of the target compensation levels of the executive officers and the CEO's assessment of each officer's performance and individual contributions, the Compensation Committee approved increases to the base salaries of Ms. Poseley and Ms. Schweitzer. Following its annual review of the target compensation of the CEO and an assessment of his performance, the Compensation Committee approved an increase in Mr. Potdevin's base salary to align his compensation closer to the median of the company's peer group and to recognize his significant contributions and leadership during a highly crucial transition period for the company. The table below sets forth the base salary set by the Compensation Committee for fiscal 2015 and fiscal 2014 for each of our current executive officers:

Name	Fiscal 2015 Base Salary	Fiscal 2014 Base Salary
Laurent Potdevin(1)	USD$1,000,000	USD$900,000
Stuart Haselden(2)	USD$575,000	n/a
Tara Poseley(3)	USD$643,000	CDN$618,000
Delaney Schweitzer(3)	USD$575,000	CDN$525,000
Scott Stump(3)	USD$550,000	CDN$550,000
_________

(1)	As per his employment agreement, Mr. Potdevin's salary is denominated in US dollars and, starting in fiscal 2015, will be paid in US dollars.

(2)	As per his employment agreement, Mr. Haselden's salary was in Canadian dollars. Consistent with our other executive officers, his salary for fiscal 2015 will be denominated and paid in US dollars.

(3)	Starting in fiscal 2015, Ms. Poseley, Ms. Schweitzer, and Mr. Stump's salaries are denominated and paid in US dollars.
During fiscal 2014, the Compensation Committee, with the assistance of management and its independent advisor, undertook a detailed review of the incentive compensation programs of the company to ensure that they were appropriately aligned with the company's strategic direction. As a result of that review, the Compensation Committee determined that for fiscal 2015, the executive bonus plan will be based 100% on the achievement of objectively determined financial performance goals weighted 60% on operating income, 20% on revenue and 20% on gross margin, rather than 80% on the achievement of financial performance goals and 20% on the achievement of individual performance goals as used for fiscal 2014. While the overall weighted average maximum bonus opportunity will remain at 200% of target, the maximum payout opportunity will vary by metric. Specifically, the maximum opportunity for the achievement of revenue and gross margin measures will be 125% of target and the maximum for operating income measure will be 250% of target. This change in design will focus the executive team on the achievement of these three key financial goals, with an emphasis on delivering quality earnings.
In addition, the Compensation Committee determined that our equity mix will shift from 60% performance-based restricted stock units and 40% stock options to a mix of 50% performance-based restricted stock units, 30% stock options and 20% restricted stock units. The restricted stock units will vest in equal increments over three years starting with the first anniversary of the grant date. The change in the equity mix is designed to emphasize and balance our pay for performance and long-term financial growth objectives by delivering a majority (80%) through performance-based restricted stock units and stock options with a small component in restricted stock units which will serve to provide a portion of our equity awards in a more retention-oriented vehicle while maintaining direct shareholder alignment. The 2015 performance-based restricted stock units will be based on both earnings and revenue, with 70% weight on cumulative operating income and 30% weight on cumulative revenue. Cumulative revenue was added to better reflect our growth strategy. The performance-based restricted stock units will also include a feature that, in the event of a 0% payout against the cumulative performance targets, a partial payout of up to 50% of the target number of units awarded will result if operating income in the 3rd year of the performance period (2017) is between target (which would result in 25% payout) and maximum (which would result in 50% payout), with linear interpolation between these points; if operating income in the 3rd year is below target the payout will be 0%.
Finally, the Compensation Committee reviewed our executive share ownership guidelines and approved revisions which will be effective beginning February 2016. In particular, there will be a requirement for each executive to hold 75% of the after-tax value acquired upon the vesting or exercise of any new equity awards (granted after February 1, 2016) in common shares, until the ownership guideline is achieved. The minimum shareholding requirements will be 5x salary for the CEO and 3x salary for the other executive officers.
Compensation Committee Report
We, the Compensation Committee of the board of directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in lululemon's Annual Report on Form 10-K for the fiscal year ended February 1, 2015.

COMPENSATION COMMITTEE

Thomas G. Stemberg (Chairperson)
Steven J. Collins
RoAnn Costin
Rhoda M. Pitcher
Emily White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth summary information concerning the compensation of our principal executive officer and principal financial officer and each of our next three most highly compensated executive officers during fiscal 2014. We refer to these persons as our "named executive officers." The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2014, 2013, and 2012, CDN$1.00 was equal to US$0.898, US$0.963, and US$1.002, respectively.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Laurent Potdevin, Chief Executive Officer(5)	2014	846,869	—	1,619,982	1,081,097	520,808	38,019	4,106,775
	2013	17,308	1,850,000	2,000,041	—	—	—	3,867,349
	2012	—	—	—	—	—	—	—
John Currie, Former Chief Financial Officer(6)	2014	463,437	—	561,609	563,562	130,120	—	1,718,728
	2013	446,462	96,300	632,692	219,381	—	—	1,394,835
	2012	443,162	—	587,546	194,720	411,451	—	1,636,879
Tara Poseley, Chief Product Officer(7)	2014	521,948	—	1,294,801	343,555	153,170	89,124	2,402,598
	2013	126,923	300,000	483,877	501,025	—	—	1,411,825
	2012	—	—	—	—	—	—	—
Delaney Schweitzer, Executive Vice President, Global Retail(6)	2014	460,260	—	1,341,606	563,562	130,120	—	2,495,548
	2013	423,646	96,300	632,692	219,381	—	—	1,372,019
	2012	372,225	—	587,546	194,720	351,352	—	1,505,843
Scott Stump, Executive Vice President, Community and Brand(8)	2014	68,856	372,000	477,989	52,048	—	—	970,893
	2013	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—
_________

(1)
This column reflects the grant date fair value of performance-based restricted stock units, restricted stock units, and restricted shares granted. See the "Grants of Plan-Based Awards Table" for information on performance-based restricted stock units and restricted stock units granted to our named executive officers in fiscal 2014. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2015 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.

(2)
This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2014. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2015 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)	Non-Equity Incentive Plan Compensation includes the annual cash incentive paid in early fiscal 2015 under the executive bonus plan for fiscal 2014.

(4)
For fiscal 2014, all other compensation consists of (a) residency and moving related expenses and personal tax preparation fees paid on behalf of Mr. Potdevin and Ms. Poseley of $35,264 and $81,297, respectively, and (b) a gross-up for tax purposes paid to Mr. Potdevin and Ms. Poseley of $2,755 and $7,827, respectively. The aggregate of all perquisites and other personal benefits for each of the other respective named executive officers was less than $10,000. For fiscal 2013 and fiscal 2012, the aggregate of all perquisites and other personal benefits for each respective named executive officer was less than $10,000.

(5)
Mr. Potdevin received a signing bonus of $200,000 and a retention bonus of $1,650,000 in fiscal 2013. Mr. Potdevin will reimburse us for the retention bonus on a pro-rata basis in the event he voluntarily resigns his position as Chief Executive Officer within 24 months from his start date.

(6)
A discretionary bonus in the amount of CDN$100,000 to each of Mr. Currie and Ms. Schweitzer was approved in February 2014 in recognition of their performance of additional duties during our Chief Executive Officer transition period.

(7)
Ms. Poseley commenced employment as our Chief Product Officer in November 2013. Ms. Poseley received a retention bonus of $300,000 in fiscal 2013. Ms. Poseley would have reimbursed us for the retention bonus in full in the event she voluntarily resigned her position within 12 months of her start date.

(8)
Mr. Stump was hired to the position of Executive Vice President, Community and Brand in November 2014. Mr. Stump received a retention bonus of $372,000 in fiscal 2014. Mr. Stump will reimburse us for the retention bonus on a pro-rated basis in the event he voluntarily resigns his position within 12 months of his start date.

2014 Grants of Plan-Based Awards
The following table sets forth each plan-based award made to a named executive officer in fiscal 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Laurent Potdevin	Stock Option	03/31/2014	—	—	—	—	—	—	—	27,979	52.59	540,556
	Stock Option	09/15/2014	—	—	—	—	—	—	—	33,289	44.20	540,541
	Performance-Based Restricted Stock Unit	03/31/2014	—	—	—	15,402	30,804	46,206	—	—	—	1,619,982
	Annual Cash Incentive Plan	03/19/2014	675,000	1,350,000	2,700,000	—	—	—	—	—	—	—
John Currie	Stock Option	02/21/2014	—	—	—	—	—	—	—	10,000	51.39	188,792
	Stock Option	03/31/2014	—	—	—	—	—	—	—	9,699	52.59	187,385
	Stock Option	09/15/2014	—	—	—	—	—	—	—	11,540	44.20	187,384
	Performance-Based Restricted Stock Unit	03/31/2014	—	—	—	5,340	10,679	16,019	—	—	—	561,609
	Annual Cash Incentive Plan	03/19/2014	176,794	353,587	707,175	—	—	—	—	—	—	—
Tara Poseley	Stock Option	03/31/2014	—	—	—	—	—	—	—	8,891	52.59	171,775
	Stock Option	09/15/2014	—	—	—	—	—	—	—	10,579	44.20	171,780
	Performance-Based Restricted Stock Unit	03/31/2014	—	—	—	4,895	9,789	14,684	—	—	—	514,804
	Restricted Stock Unit(5)	09/15/2014	—	—	—	—	—	—	17,647	—	—	779,997
	Annual Cash Incentive Plan	03/19/2014	208,111	416,223	832,446	—	—	—	—	—	—	—
Delaney Schweitzer	Stock Option	02/21/2014	—	—	—	—	—	—	—	10,000	51.39	188,792
	Stock Option	03/31/2014	—	—	—	—	—	—	—	9,699	52.59	187,385
	Stock Option	09/15/2014	—	—	—	—	—	—	—	11,540	44.20	187,384
	Performance-Based Restricted Stock Unit	03/31/2014	—	—	—	5,340	10,679	16,019	—	—	—	561,609
	Restricted Stock Unit(5)	09/15/2014	—	—	—	—	—	—	17,647	—	—	779,997
	Annual Cash Incentive Plan	03/19/2014	176,794	353,587	707,175	—	—	—	—	—	—	—
Scott Stump(6)	Stock Option	12/15/2014	—	—	—	—	—	—	—	2,630	53.87	52,048
	Performance-Based Restricted Stock Unit	12/15/2014	—	—	—	724	1,448	2,172	—	—	—	78,004
	Restricted Stock Unit(7)	12/15/2014	—	—	—	—	—	—	7,425	—	—	399,985
__________

(1)
The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted using the average of the average exchange rates for each fiscal month during fiscal 2014. Applying this formula to fiscal 2014, CDN$1.00 was equal to US$0.898.

(2)	The above granted performance-based restricted stock units vest based on achievement of performance goals over a three year performance period.

(3)	The above granted stock options will vest in 25% installments on the four anniversary dates following the grant date.

(4)
This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2015 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(5)	The above granted restricted stock units vest in installments of 25%, 25%, and 50% on the three anniversary dates following the grant date.

(6)	Mr. Stump commenced employment with lululemon on November 24, 2014 and was not eligible for a Non-Equity Incentive Plan Award for fiscal 2014.

(7)	The above granted restricted stock units vest in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date.

2014 Outstanding Equity Awards at Fiscal Year End
The following tables set forth unexercised stock options and equity incentive plan awards that have not yet vested for each named executive officer outstanding as of the fiscal year ended February 1, 2015.

	Outstanding Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Laurent Potdevin	03/31/2014	—	27,979	52.59	03/31/2021
	09/15/2014	—	33,289	44.20	09/15/2021
John Currie	03/30/2009	20,000	—	4.14	03/30/2016
	09/14/2009	10,000	—	11.75	09/14/2019
	03/29/2010	3,300	—	20.61	03/29/2017
	09/13/2010	4,400	—	21.33	09/13/2017
	03/18/2011	2,813	937	37.78	03/18/2018
	09/13/2011	2,813	937	57.25	09/13/2018
	03/26/2012	1,303	1,302	75.23	03/26/2019
	09/11/2012	1,303	1,302	76.49	09/11/2019
	03/25/2013	836	2,509	63.08	03/25/2020
	09/16/2013	836	2,509	70.04	09/16/2020
	02/21/2014	2,500	7,500	51.39	02/14/2021
	03/31/2014	—	9,699	52.59	03/31/2021
	09/15/2014	—	11,540	44.20	09/15/2021
Tara Poseley	12/16/2013	4,393	13,177	57.88	12/16/2020
	03/31/2014	—	8,891	52.59	03/31/2021
	09/15/2014	—	10,579	44.20	09/15/2021
Delaney Schweitzer	09/14/2009	20,000	—	11.75	09/14/2019
	03/29/2010	2,500	—	20.61	03/29/2017
	09/13/2010	2,500	—	21.33	09/13/2017
	03/18/2011	2,813	937	37.78	03/18/2018
	09/13/2011	938	937	57.25	09/13/2018
	03/26/2012	1,303	1,302	75.23	03/26/2019
	09/11/2012	1,303	1,302	76.49	09/11/2019
	03/25/2013	836	2,509	63.08	03/25/2020
	09/16/2013	836	2,509	70.04	09/16/2020
	02/21/2014	2,500	7,500	51.39	02/14/2021
	03/31/2014	—	9,699	52.59	03/31/2021
	09/15/2014	—	11,540	44.20	09/15/2021
Scott Stump	12/15/2014	—	2,630	53.87	12/15/2021
_________

(1)	The above noted stock options vest in 25% installments on the four anniversary dates following the grant date.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Laurent Potdevin	01/20/2014	28,077(4)	1,859,820	—	—
	03/31/2014	—	—	30,804	2,040,457
John Currie	03/26/2012	—	—	7,810	517,334
	03/25/2013	—	—	10,030	664,387
	03/31/2014	—	—	10,679	707,377
Tara Poseley	12/16/2013	—	—	8,360	553,766
	03/31/2014	—	—	9,789	648,423
	09/15/2014	17,647(5)	1,168,937	—	—
Delaney Schweitzer	03/26/2012	—	—	7,810	517,334
	03/25/2013	—	—	10,030	664,387
	03/31/2014	—	—	10,679	707,377
	09/15/2014	17,647(5)	1,168,937	—	—
Scott Stump	12/15/2014	—	—	1,448	95,916
	12/15/2014	7,425(6)	491,832	—	—
_________

(1)	The market value of the restricted share awards and restricted stock units is based on $66.24 per share, the fair market value on January 30, 2015, the last trading day of our 2014 fiscal year.

(2)	The above noted performance-based restricted stock units noted above vest based on a three year performance period.

(3)
The aggregate dollar value of the performance-based restricted stock units is shown at target payout value based on $66.24 per share, the fair market value on January 30, 2015, the last trading day of our 2014 fiscal year.

(4)	The restricted shares vest in 1/3 installments on the three anniversary dates following the grant date.

(5)	The above noted restricted stock units vest in installments of 25%, 25%, and 50% on the three anniversary dates following the grant date.

(6)	The above noted restricted stock units vest in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date.

2014 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2014 and the performance-based restricted stock units and restricted shares that vested and the value realized upon vesting by our named executive officers during fiscal 2014. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Laurent Potdevin	01/20/2014	—	—	14,038	884,394
John Currie	03/18/2011	—	—	16,875	809,831
Tara Poseley	—	—	—	—	—
Delaney Schweitzer	03/18/2011	—	—	16,875	809,831
Scott Stump	—	—	—	—	—
_________

(1)	This represents the total number of shares acquired on the vesting of the stock awards. The shares were issued to the officers on a net basis as we withheld shares to cover taxes.

Agreements with Named Executive Officers
Laurent Potdevin
On December 1, 2013, we entered into an Executive Employment Agreement with our current Chief Executive Officer, Laurent Potdevin. Under the terms of his employment agreement, Mr. Potdevin received an initial annual base salary of USD$900,000 which was subsequently adjusted to USD$1,000,000 for fiscal 2015. Under the terms of his employment agreement, Mr. Potdevin is also eligible to receive an annual target performance bonus of 150% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Pursuant to the terms of his employment agreement, we granted Mr. Potdevin 42,115 restricted shares, which vest in 1/3 installments on the three anniversary dates following the grant date of January 20, 2014. Mr. Potdevin also received a signing bonus of $200,000 and a retention bonus of $1,650,000 as part of his employment agreement. Mr. Potdevin will reimburse us for the retention bonus on a pro-rata basis in the event he voluntarily resigns his position as Chief Executive Officer within 24 months from his start date.
Mr. Potdevin agrees to serve as a director of lululemon and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of his employment agreement for any reason, Mr. Potdevin agrees to resign from all such director positions. Mr. Potdevin further covenants that, while he is still employed by us, he will not serve as a director of more than two entities that are unrelated to lululemon, and agrees to obtain the advance consent of our board of directors prior to commencing any such service for an unrelated entity.
We will reimburse Mr. Potdevin for all reasonable out-of-pocket business-related expenses and he is entitled to participate in the employee benefit and fringe benefit arrangements generally available to our senior executive employees. We also agreed to reimburse Mr. Potdevin for his reasonable moving and relocation expenses incurred, and will remit up to 45.8% of the tax due to the Canada Revenue Agency (or comparable US Agency) on the relocation benefits on behalf of Mr. Potdevin, which amount shall itself be grossed-up to account for any taxes associated with the grossed up amount. Mr. Potdevin will reimburse us for the relocation benefits in the event he resigns or is terminated for cause within 24 months following his start date. We also agreed to assist Mr. Potdevin with his tax filings in Canada and the United States for the 2014 and 2015 tax filing years. With respect to the tax years ending December 31, 2014 and 2015, respectively, we agreed to tax equalize the payments for Mr. Potdevin's base salary and bonus, according to the terms set out in his employment agreement.
Mr. Potdevin's employment may be terminated by Mr. Potdevin or by us at any time, with or without cause. In the event Mr. Potdevin voluntarily resigns or we terminate his employment for cause, he will receive only his accrued base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Potdevin without cause or for good reason, and subject to his compliance with the surviving terms of his employment agreement and execution of a full release, he will be entitled to (i) 18 months of base salary, (ii) acceleration of vesting of all performance-based restricted stock units held by Mr. Potdevin on a pro rata basis, and (iii) acceleration of vesting of all stock options held by Mr. Potdevin to the extent such stock options were scheduled to vest on the next annual vesting date.
For purposes of Mr. Potdevin's employment agreement with us, termination "for cause" includes any of the following conduct by, or authorized or permitted by, Mr. Potdevin:

•	violation of any contractual or common law duty to the company;

•	conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude;

•
acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to Mr. Potdevin's obligations under his employment agreement or otherwise relating to the business of company;

•	material breach of his employment agreement; or

•
failure to relocate his primary residence to the Vancouver, British Columbia, area within 120 days after a Canadian work permit and all other necessary authorizations and approvals to work in Canada are granted.

In the event of any of the foregoing, Mr. Potdevin will have 15 days from receipt of written notice from us to cure the issue, if curable, which notice shall specifically identify the applicable cause and how it shall be cured, and failure to timely effect such cure shall entitle us to terminate Mr. Potdevin's employment for cause.
John Currie
On March 24, 2010 we entered into an Executive Employment Agreement with our former Chief Financial Officer, John Currie, and amended certain provisions of the employment agreement in 2012. Mr. Currie retired as our Chief Executive Officer effective February 1, 2015.

Under the terms of the employment agreement, Mr. Currie received an initial annual base salary of CDN$400,000, which was subsequently adjusted to CDN$525,000 for fiscal 2014. Mr. Currie was eligible to receive an annual target performance bonus under our executive bonus plan of 75% of his base salary, provided that specified corporate and individual performance goals are met for that year. Mr. Currie received four weeks of paid vacation each year.
Mr. Currie agreed that he would not serve as a director of more than two entities that were unrelated to the company, and agreed to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.
We agreed to reimburse Mr. Currie for all reasonable out-of-pocket expenses and he was entitled to participate in the employee benefit and fringe benefit arrangements generally available to our senior executive employees.
Under Mr. Currie's employment agreement, Mr. Currie's employment could have been terminated by Mr. Currie or by us at any time, with or without cause. In the event Mr. Currie's employment was terminated by us without cause or due to Mr. Currie's permanent disability, and subject to his compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, he would be entitled to receive an amount equal to (i) any termination or severance pay required under the laws of British Columbia, and (ii) his base salary for the 15-month period following such termination date, less any payments made pursuant to clause (i). Mr. Currie also agreed that, during the 12-month period following his termination, he would not compete with the company or solicit for employment any company employee.
Tara Poseley
On October 15, 2013, we entered into an Executive Employment Agreement with our current Chief Product Officer, Tara Poseley. Under the terms of her employment agreement, Ms. Poseley received an initial annual base salary of USD$600,000 before her relocation to Vancouver, Canada, and CDN$600,000 after, and subsequently adjusted to USD$643,000 for fiscal 2015. Under the terms of her employment agreement, Ms. Poseley is also eligible to receive an annual target performance bonus of 75% of her base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Pursuant to the terms of her employment agreement, we granted Ms. Poseley a retention bonus of USD$300,000 as part of her employment agreement. Ms. Poseley would have reimbursed us for the retention bonus in full in the event she voluntarily resigns her position or is terminated with cause within 12 months of her start date. Upon any termination of her employment under her employment agreement, Ms. Poseley will be deemed to have resigned as a director and officer of all affiliates of lululemon agrees to resign from all such director positions.
We will reimburse Ms. Poseley for all reasonable out-of-pocket business-related expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to our senior executive employees. We also agreed to reimburse Ms. Poseley for her reasonable moving and relocation expenses incurred, and will remit up to 43.7% of the tax due to the Canada Revenue Agency (or comparable US Agency) on the relocation benefits on behalf of Ms. Poseley, which amount shall itself be grossed-up to account for any taxes associated with the grossed up amount. Ms. Poseley will reimburse us for the relocation benefits in the event she resigns or is terminated for cause within 12 months following her start date. We also agreed to assist Ms. Poseley with her tax filings in Canada and the United States for the 2013 and 2014 tax filing years.
Ms. Poseley's employment may be terminated by Ms. Poseley or by us at any time, with or without cause. In the event Ms. Poseley voluntarily resigns or we terminate her employment for cause, she will receive only her accrued base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Ms. Poseley without cause, for constructive dismissal, or her employment terminates due to her disability, and subject to her compliance with the surviving terms of her employment agreement and execution of a full release, she will be entitled to a minimum of 15 months of base salary.
Delaney Schweitzer
On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President, Global Retail, Delaney Schweitzer, amending the terms of Ms. Schweitzer's employment with us.
Under the terms of the employment agreement, Ms. Schweitzer received an initial annual base salary of CDN$250,000, which was subsequently adjusted to USD$575,000 for fiscal 2015. Ms. Schweitzer is eligible to receive an annual target performance bonus under our executive bonus plan of 75% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Schweitzer will receive four weeks of paid vacation each year.
Ms. Schweitzer covenants that she will not serve as a director of more than one entity that is unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.
We will reimburse Ms. Schweitzer for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to our senior executive employees.
Ms. Schweitzer's employment may be terminated by Ms. Schweitzer or by us at any time, with or without cause. In the event Ms. Schweitzer's employment is terminated by us without cause or due to Ms. Schweitzer's permanent disability, and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Schweitzer also agrees that during the 12-month period following her termination, she will not compete with the company or solicit for employment any company employee.
Scott Stump
On November 4, 2014, we entered into an Executive Employment Agreement with our current Executive Vice President, Community and Brand, Scott Stump. Mr. Stump commenced serving in this capacity on November 24, 2014. Under the terms of his employment agreement, Mr. Stump will receive an annual base salary of CDN$550,000 and will be eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Stump's annual base salary was subsequently adjusted to USD$550,000 for fiscal 2015. Mr. Stump received a retention bonus of CDN$400,000, for which he agreed to reimburse us in the event he voluntarily resigns his position as Executive Vice President, Community and Brand or his employment is terminated for cause within 12 months from his employment start date. In addition, Mr. Stump received a one-time grant of a number of restricted share units equal to USD$400,000, effective as of his employment start date, which award will vest with respect to 1/3 of the shares per year for three years on each anniversary of his employment start date if he continues to be employed by us on such vesting date.
Mr. Stump will be eligible for annual equity awards as determined by our Compensation Committee. In addition, we will reimburse Mr. Stump for all reasonable out-of-pocket expenses properly incurred in the course of his employment and he is entitled to participate in the applicable employee benefit plans as are in effect from time to time.
We agreed to provide Mr. Stump relocation services through a third party vendor in accordance with our standard executive relocation policy. If Mr. Stump voluntarily resigns or we terminate his employment for cause, we are entitled to deduct the pro-rata amount of relocation fees we paid in connection with his relocation from any final payments owed to Mr. Stump.
Mr. Stump's employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Stump voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Stump's employment without cause or he terminates his employment for good reason, and subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, in addition to the amounts described above, Mr. Stump will be entitled to severance equal to 15 months of his then-current base salary.
Agreements with Other Executive Officers
Stuart Haselden
On January 2, 2015, we entered into an Executive Employment Agreement with our current Chief Financial Officer, Stuart Haselden. Mr. Haselden commenced serving as our Chief Financial Officer on February 2, 2015. Under the terms of his employment agreement, Mr. Haselden would receive an annual base salary of CDN$575,000 and will be eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Haselden's annual base salary was subsequently adjusted to USD$575,000 for fiscal 2015. Mr. Haselden received a retention bonus of USD$500,000, for which he agreed to reimburse us in the event he voluntarily resigns his position as Chief Financial Officer or his employment is terminated for cause within 12 months from his employment start date. In addition, Mr. Haselden received a one-time grant of a number of restricted share units equal to USD$500,000, effective as of his employment start date, which award will vest with respect to 1/3 of the shares per year for three years on each anniversary of his employment start date if he continues to be employed by us on such vesting date.
Mr. Haselden will be eligible for annual equity awards as determined by our Compensation Committee. In addition, we will reimburse Mr. Haselden for all reasonable out-of-pocket expenses properly incurred in the course of his employment and he is entitled to participate in the applicable employee benefit plans as are in effect from time to time.
We agreed to provide Mr. Haselden relocation services through a third party vendor in accordance with our standard executive relocation policy. If Mr. Haselden voluntarily resigns or we terminate his employment for cause, we are entitled to deduct the pro-rata amount of relocation fees we paid in connection with his relocation from any final payments owed to Mr. Haselden.
Mr. Haselden's employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Haselden voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Haselden's employment without cause or he terminates his employment for good reason, and subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, in addition to the amounts described above, Mr. Haselden will be entitled to severance equal to 15 months of his then-current base salary.

Potential Post-Employment Payments
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation may include the following non-equity benefits:

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with lululemon;

•	paid health care coverage and COBRA payments for a limited time; and

•	outplacement services.
The following table summarizes the terms that our current equity incentive plan and standard form of award agreements establish for how stock options, performance-based restricted stock units and restricted shares would be treated in the event of termination of employment for cause, retirement, death, disability, and other termination and upon a change in control. As discussed above under "Agreements with Named Executive Officers," the provisions of individual employment agreements may also establish how stock options, performance-based restricted stock units and restricted shares would be treated in the event of termination or upon a change in control.
Summary of the Treatment of Equity Awards Upon Termination of Employment and Change in Control

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares	Restricted Stock Units (RSUs)
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement (meaning an individual's termination of service (other than for cause) after the earlier of his or her completion of 25 years of service or the date on which he or she reaches at least the age of 55 and has completed at least 10 years of service)

Stock options granted before September 2012 may be exercised within 90 days, to the extent they were exercisable at the time of termination.

All unvested stock options granted in September 2012 or later will continue to vest for twelve months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.

PSUs granted before September 2012 are immediately forfeited.

For PSUs granted in September 2012 or later, on the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of such participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death
Stock options granted before September 2012 may be exercised within 12 months, to the extent they were exercisable at the time of death.

Stock options granted in September 2012 or later fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.

For PSUs granted before September 2012, on the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination of service had occurred.

For PSUs granted in September 2012 or later, the target number of PSUs granted fully vest and payout at target as soon as practicable.
			All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares	Restricted Stock Units (RSUs)
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination.
In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause for PSUs granted before September 2012, on the PSU vesting date, the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of such participant's service during the performance period to the total number of full months contained in the performance period.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted from September 2012 onward are immediately forfeited.

In the event of termination without cause within 12 months of the end of the performance period for PSUs granted from September 2012 onward, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of such participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Change in Control	Board has discretion to determine effect of change in control.
If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.
Board has discretion to determine effect of change in control on unvested shares of restricted stock.
If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.

Potential Payments upon Termination of Employment and Change in Control
The following table sets forth the payments and the intrinsic value of accelerated equity award that would be due to each of our named executive officers upon the termination of his or her employment and upon a change in control. Except in the case of Mr. Currie, who retired as our Chief Financial Officer effective as of February 1, 2015, and who ceased being an employee as of March 31, 2015, the amounts provided in the table below assume that each termination was effective as of February 1, 2015 (the last day of our fiscal year) and are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. Our named executive officers are not entitled to any payments following a change in control under the terms of their employment agreements. Under the terms of our 2014 Equity Incentive Plan, the Board may, in its sole and absolute discretion, take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of such outstanding awards in exchange for substitute awards. For the purpose of the table below, except in the case of Mr. Currie, we have assumed that in the case of termination of service in connection with a change in control the executive would be involuntarily terminated without cause, the Board would elect to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% of the target number of PSUs and 100% of the RSUs would become fully vested. Our agreements with these executives do not contain tax gross-up provisions. In the case of Mr. Currie, the amounts provided in the table below reflect the actual amounts paid upon termination of his employment as of March 31, 2015.

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Laurent Potdevin	Cause	—	—	—
	Death	—	5,015,880	5,015,880
	Disability	—	3,900,277	3,900,277
	Change in Control(4)	1,350,000(5)	5,015,880	6,365,880
	Involuntary (without cause)(6)	1,350,000(5)	959,051	2,309,051
	Voluntary	—	—	—
John Currie	Voluntary	—	—	—
Tara Poseley	Cause	—	—	—
	Death	—	2,835,810	2,835,810
	Disability	693,705(7)	1,817,361	2,511,066
	Change in Control(4)	693,705(7)	2,835,810	3,529,515
	Involuntary (without cause)(8)	693,705(7)	—	693,705
	Voluntary	—	—	—
Delaney Schweitzer	Cause	—	—	—
	Death	—	3,361,154	3,361,154
	Disability	589,313(7)	2,153,605	2,742,918
	Change in Control(4)	589,313(7)	3,636,288	4,225,600
	Involuntary (without cause)	589,313(7)	277,291	866,604
	Voluntary	—	—	—
Scott Stump	Cause	—	—	—
	Death	—	620,281	620,281
	Disability	—	587,748	587,748
	Change in Control(4)	617,375(7)	620,281	1,237,656
	Involuntary (without cause)(6)	617,375(7)	—	617,375
	Voluntary	—	—	—
_________

(1)
The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted using the average of the average exchange rates for each fiscal month during fiscal 2014. Applying this formula to fiscal 2014, CDN$1.00 was equal to US$0.898.

(2)
Amounts related to the death, disability, involuntary termination in connection with a change in control and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on February 1, 2015 based on the fair market value of the stock on such date.

(3)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(4)	Assumes termination of the executive officer's employment without cause in connection with a change in control.

(5)
Amounts payable in equal installments on the company's normal paydays over an 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(6)
Also includes termination of the executive officer's employment by the executive officer for "good reason," which includes in connection with (a) any material adverse change in the executive's title or diminution of the executive's responsibilities, (b) a reduction in the executive's base salary or target bonus; or (c) the Company's breach of any of the other material terms of the executive's employment agreement.

(7)
Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(8)	Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.

DIRECTOR COMPENSATION
General Description of Director Compensation
Each of our non-employee directors receives compensation for serving on our board of directors. Annual cash compensation is comprised of an annual retainer and fees for each meeting attended based on the following schedule:

Meeting Attendance
In-person Board Meeting	$1,500
Telephonic Board Meeting	1,000
Committee Meeting	1,000
Retainers
All non-employee directors	60,000
Additional Retainers
Co-Chairmen	50,000
Audit Committee Chair	20,000
Compensation Committee Chair	12,500
Nominating and Governance Committee Chair	10,000
In addition to the amounts set forth in the table above, each non-employee director annually is entitled to equity compensation consisting of an annual grant of a restricted stock award under our 2014 Equity Incentive Plan, as amended.
In fiscal 2014 each non-employee director was entitled to receive a restricted stock award having a fair value at the time of grant equal to $125,000 subject to one-year vesting. Equity grants for non-employee directors who joined our board of directors during fiscal 2014 were made on a pro-rata basis.
In an effort to bring director compensation in line with what we believe are competitive practices, the Compensation Committee has recommended for fiscal 2015, and the Board has approved, increases to the annual retainer for the Co-Chairmen of the Board and the Compensation Committee Chair. For fiscal 2015, the annual retainer for each Co-Chairman of the Board will be increased to $125,000 and the annual retainer for the Compensation Committee Chair will be increased to $15,000.
For fiscal 2015, each non-employee director will receive a restricted stock award having a fair value at the time of grant equal to $125,000, subject to one-year vesting. Such annual non-employee director grants will be made at the conclusion of the 2015 Annual Meeting of stockholders if the director is then a member of our board of directors. Stock option grants previously made to directors have historically had a 10 or seven year term and an exercise price equal to the fair market value on the date of grant.

The following table sets forth the amount of compensation we paid to each of our non-employee directors for fiscal 2014 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Bensoussan	73,722	120,682	194,404
Michael Casey	147,222	120,682	267,904
Steven J. Collins	17,500	50,094	67,594
RoAnn Costin	77,722	120,682	198,404
William H. Glenn	81,722	120,682	202,404
Martha A.M. Morfitt	98,722	120,682	219,404
David M. Mussafer	30,000	50,094	80,094
Rhoda M. Pitcher	86,222	120,682	206,904
Thomas G. Stemberg	98,722	120,682	219,404
Emily White	79,722	120,682	200,404
Dennis J. Wilson(2)	93,222	38,883	132,105
_________

(1)
The amounts in this column represent the expense recognized in fiscal 2014 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2015 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	Mr. Wilson resigned as a director in February 2015.

The following table summarizes non-employee director restricted share units granted in fiscal 2014:

Name	Securities Underlying Restricted Stock Awards Granted During Fiscal 2014 (#)	Grant Date Fair Value of Securities Underlying Restricted Stock Awards Granted During Fiscal 2014(1) ($)
Robert Bensoussan	3,268	125,001
Michael Casey	3,268	125,001
Steven J. Collins	2,121	93,748
RoAnn Costin	3,268	125,001
William H. Glenn	3,268	125,001
Martha A.M. Morfitt	3,268	125,001
David M. Mussafer	2,121	93,748
Rhoda M. Pitcher	3,268	125,001
Thomas G. Stemberg	3,268	125,001
Emily White	3,268	125,001
Dennis J. Wilson(2)	3,268	125,001
_________

(1)
The amounts in this column represent the grant date fair value of the restricted stock awards granted in fiscal 2014 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2015 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	Mr. Wilson resigned as a member of our board of directors in February 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transactions for Fiscal 2014
Other than compensation agreements and other arrangements which are described under "Compensation Discussion and Analysis" and the transactions described below, since February 2, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.
Lease of Retail Location Property to Company
0823038 BC Ltd., a company indirectly owned by Mr. Wilson, owns the land and building in which our Victoria, British Columbia store is located. We currently lease the space for our Victoria store from 0823038 BC Ltd. at a monthly rent of CDN$8,021. Unless earlier terminated pursuant to its terms, the lease will continue until June 30, 2017. The total monthly payments due under the lease from February 3, 2014 (the first day of our 2014 fiscal year) through the end of the current lease term are approximately CDN$328,854.
Independent Contract Agreement and Materials License Agreement
We entered a Materials License Agreement and an Independent Contractor Agreement, which commenced on February 1, 2011, with the Conrad Group, Inc., a company owned by Susanne Conrad, Mr. Wilson's sister-in-law. Under these two agreements, the Conrad Group, Inc. provides certain personal and professional development coaching to our employees, and grants us a license to use certain associated training materials. We made payments totaling $289,242 to the Conrad Group during fiscal 2014 pursuant to these two agreements.
Procedures for Approval of Related Person Transactions
In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our current related party transaction policy, a "Related Party Transaction" is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions for any calendar year, or transactions that have received pre-approval of our Audit Committee. A "Related Person" is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.
Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•
the Chairperson of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $500,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee's next regularly scheduled meeting.
Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of March 25, 2015 by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the "named executive officers" listed in the Summary Compensation Table above, and (iv) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of March 25, 2015 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power. Information provided for Mr. Wilson, Advent International Corporation, FMR LLC, Capital Research Global Investors, Manning & Napier Advisors, LLC, and BlackRock Inc. is based on the latest Schedules 13D or 13G, or Section 16 reports, as applicable, such individual or entity had filed with the SEC as of the date of this proxy statement.

Beneficial Owner(1)	Number of Shares Beneficially Owned (#)	Percent
Dennis J. Wilson(2)	20,109,940	14.2%
21 Water Street, Suite 600
Vancouver, BC V6B 1A1
Advent International Corporation(3)	20,105,279	14.2%
75 State Street
Boston, MA 02109
FMR LLC(4)	19,823,989	14.0%
245 Summer Street
Boston, MA 02210
Capital Research Global Investors(5)	10,091,437	7.1%
333 South Hope Street
Los Angeles, CA 90071
Manning & Napier Advisors, LLC(6)	8,460,440	6.0%
290 Woodcliff Drive
Fairport, NY 14450
BlackRock Inc.(7)	7,392,993	5.2%
55 East 52nd Street
New York, NY 10022
Laurent Potdevin(8)	43,869	*
Robert Bensoussan	5,559	*
Michael Casey(9)	48,825	*
Steven J. Collins(10)	11,866	*
RoAnn Costin(11)	56,309	*
William H. Glenn	5,849	*
Martha A.M. Morfitt(12)	82,447	*
David M. Mussafer(13)	48,180	*
Rhoda M. Pitcher(14)	55,742	*
Thomas G. Stemberg(15)	39,479	*
Emily White(16)	8,534	*
John Currie(17)	85,247	*
Tara Poseley(18)	6,616	*
Delaney Schweitzer(19)	40,513	*
Scott Stump	—	*
Directors and executive officers as a group (16 persons)(8)-(19)	539,035	*
_________
* Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7. Percentages are calculated on the basis of 141,964,146 shares of our common stock outstanding as of March 25, 2015, provided that any additional shares of our common stock that a stockholder has the right to acquire within 60 days of March 25, 2015 were deemed to be outstanding for purposes of calculating the stockholder's percentage beneficial ownership.

(2)
Based on a Schedule 13G/A filed by Mr. Wilson with the SEC on February 12, 2015. Includes 9,415,677 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson; 268,984 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson's wife; 10,328,858 shares of our common stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls; 91,760 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls; and 4,661 shares of our common stock issued or issuable within 60 days of March 25, 2015 pursuant to options and/or restricted stock awards held by Mr. Wilson. Lulu Canadian Holding, Inc. is our indirect wholly owned subsidiary. Exchangeable shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of our common stock. Mr. Wilson resigned from his position as a member of our board of directors effective as of February 2, 2015.

(3)
Based on a Schedule 13D/A filed by Advent International Corporation with the SEC on October 22, 2014. Includes 21,412 shares of our common stock held by Advent Partners GPE VII-A Limited Partnership, 51,550 shares of our common stock held by Advent Partners GPE VII‑A Cayman Limited Partnership, 212,613 shares of our common stock held by Advent Partners GPE VII‑B Cayman Limited Partnership, 12,304 shares of our common stock held by Advent Partners GPE VII 2014 Limited Partnership, 34,983 shares of our common stock held by Advent Partners GPE VII 2014 Cayman Limited Partnership, 33,877 shares of our common stock held by Advent Partners GPE VII‑A 2014 Limited Partnership, 24,669 shares of our common stock held by Advent Partners GPE VII‑A 2014 Cayman Limited Partnership, 8,947 shares of our common stock held by Advent Partners GPE VII Limited Partnership, and 194,921 shares of our common stock held by Advent Partners GPE VII Cayman Limited Partnership, for each of which Advent International GPE VII, LLC ("AIGPE VII LLC") is the general partner, for which in turn Advent International Corporation ("AIC") is the manager; and 19,510,003 shares of our common stock held by Advent Puma Acquisition Limited ("APAL"). APAL is jointly owned by (a) Advent International GPE VII‑A Limited Partnership (which indirectly beneficially owns 2,345,401 shares of our common stock as an owner of APAL), Advent International GPE VII‑E Limited Partnership (which indirectly beneficially owns 4,145,147 shares of our common stock as an owner of APAL), and Advent International GPE VII‑H Limited Partnership (which indirectly beneficially owns 319,513 shares of our common stock as an owner of APAL), for each of which GPE VII GP Limited Partnership is the general partner, for which in turn AIGPE VII LLC is the general partner, for which in turn AIC is the manager; and by (b) Advent International GPE VII Limited Partnership (which indirectly beneficially owns 2,534,069 shares of our common stock as an owner of APAL), Advent International GPE VII‑B Limited Partnership (which indirectly beneficially owns 5,752,805 shares of our common stock as an owner of APAL), Advent International GPE VII‑C Limited Partnership (which indirectly beneficially owns 1,828,736 shares of our common stock as an owner of APAL), Advent International GPE VII‑D Limited Partnership (which indirectly beneficially owns 1,516,702 shares of our common stock as an owner of APAL), Advent International GPE VII‑F Limited Partnership (which indirectly beneficially owns 533,815 shares of our common stock as an owner of APAL), and Advent International GPE VII‑G Limited Partnership (which indirectly beneficially owns 533,815 shares of our common stock as an owner of APAL), for each of which GPE VII GP (Delaware) Limited Partnership is the general partner, for which in turn AIGPE VII LLC is the general partner, for which in turn AIC is the manager. AIC is managed by a board of directors composed of more than three members.

(4)
Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2015. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, Fidelity Growth Company Fund, Abigail P. Johnson, and Edward C. Johnson 3d, may each be deemed to beneficially own the shares held by FMR LLC.

(5)	Based on a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 13, 2015.

(6)	Based on a Schedule 13G filed by Manning & Napier Advisors, LLC with the SEC on January 16, 2015.

(7)	Based on a Schedule 13G filed by BlackRock Inc. with the SEC on February 3, 2015.

(8)	Includes 6,995 shares of our common stock issuable upon exercise of options held by Mr. Potdevin that may be exercised within 60 days of March 25, 2015.

(9)	Includes 42,106 shares of our common stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of March 25, 2015.

(10)
Includes 2,121 shares held directly by Mr. Collins and 9,745 shares indirectly beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership and Advent Partners GPE VII 2014 Limited Partnership, which, in turn, each indirectly beneficially own shares through Advent Puma Acquisition Limited.

(11)	Includes 27,204 shares of our common stock issuable upon exercise of options held by Ms. Costin that may be exercised within 60 days of March 25, 2015.

(12)	Includes 9,118 shares of our common stock issuable upon exercise of options held by Ms. Morfitt that may be exercised within 60 days of March 25, 2015.

(13)
Includes 12,121 shares held directly by Mr. Mussafer and 36,059 shares indirectly beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership which, in turn, indirectly beneficially owns the shares through Advent Puma Acquisition Limited.

(14)	Includes 9,118 shares of our common stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of March 25, 2015.

(15)	Includes 16,414 shares of our common stock issuable upon exercise of options held by Mr. Stemberg that may be exercised within 60 days of March 25, 2015.

(16)	Includes 1,214 shares of our common stock issuable upon exercise of options held by Ms. White that may be exercised within 60 days of March 25, 2015.

(17)
Includes 54,954 shares of our common stock issuable upon exercise of options held by Mr. Curie that may be exercised within 60 days of March 25, 2015. Mr. Curie retired as our Chief Financial Officer effective as of February 1, 2015 and continued as an employee in an advisory capacity through March 31, 2015.

(18)	Includes 6,616 shares of our common stock issuable upon exercise of options held by Ms. Poseley that may be exercised within 60 days of March 25, 2015.

(19)	Includes 40,379 shares of our common stock issuable upon exercise of options held by Ms. Schweitzer that may be exercised within 60 days of March 25, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for fiscal 2014, except that each of Tara Poseley, John Currie, Laurent Potdevin and Delaney Schweitzer filed a late report in April 2014 with respect to an option award.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2015 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS
Stockholder proposals to be included in our proxy statement for our 2016 Annual Meeting of Stockholders must be received by the Secretary of lululemon no later than December 28, 2015. Notices must be delivered to the Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2016 Annual Meeting of Stockholders by more than 30 days from June 8, 2016, then the deadline will be the later of the 90th day prior to the 2016 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2016 Annual Meeting of Stockholders.
Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2016 Annual Meeting of Stockholders must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2016 Annual Meeting of Stockholders, a stockholder's notice of a proposal will be considered timely if received no later than December 28, 2015. Notices must be delivered to the Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2016 Annual Meeting of Stockholders by more than 30 days from June 8, 2016, then the deadline will be the later of the 90th day prior to the 2016 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2016 Annual Meeting of Stockholders.

ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended February 1, 2015 will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice, this proxy statement and our fiscal 2014 Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer
April 17, 2015
Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

lululemon athletica

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals

1. Election of Directors:

Class II Nominees

	For	Withhold
01 - Steven J. Collins	☐	☐
02 - Martha A.M. Morfitt	☐	☐
03 - Rhoda M. Pitcher	☐	☐
04 - Emily White	☐	☐

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:

	For	Against	Abstain
3. A stockholder proposal by People for the Ethical Treatment of Animals that would ask the Board of Directors "to enact a policy that will ensure that no down products are sold by lululemon."	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Exercise Your *Right* to Vote

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Meeting Type:	Annual Meeting		
For holders as of:	April 15, 2015		
Date:	June 3, 2015	**Time:**	12:00 PM PDT
Location:	Cheakamus Room Fairmont Waterfront Hotel 900 Canada Place Way Vancouver, British Columbia		

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.envisionreports.com/LULU or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — lululemon athletica inc.

Notice of 2015 Annual Meeting of Shareholders

Cheakamus Room, Fairmont Waterfront Hotel, 900 Canada Place Way, Vancouver, British Columbia

Proxy Solicited by Board of Directors for Annual Meeting — June 3, 2015

Laurent Potdevin and Stuart Haselden, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of lululemon athletica inc. to be held on June 3, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2, and AGAINST Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)